Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Zillow, Inc. Amended and Restated 2011 Incentive Plan of our report dated January 9, 2012, with respect to the financial statements of Diverse Solutions, Inc. as of September 30, 2011 and for the nine month period then ended, included in Zillow, Inc.’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on January 13, 2012.

/s/ Ernst & Young LLP

Seattle, Washington

June 13, 2012